Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMERISTAR CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2013

To the Stockholders of Ameristar Casinos, Inc.

        Our 2013 Annual Meeting of Stockholders will be held at 8:00 a.m. (local time) on Wednesday, June 5, 2013, at the Schubert Room at Encore Las Vegas, 3121 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

  1.
  To elect the three Class C Directors named in the proxy statement to serve for a three-year term;

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013;

  3.
  To approve, on an advisory basis, the compensation of our named executive officers; and

  4.
  To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

        A proxy statement containing information for stockholders is annexed hereto and a copy of our 2012 Annual Report is enclosed herewith.

        Our Board of Directors has fixed the close of business on May 1, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

LUTHER P. COCHRANE Chairman of the Board	GORDON R. KANOFSKY Chief Executive Officer

Las Vegas, Nevada
April 30, 2013

i

3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc., a Nevada corporation ("we," "Ameristar" or the "Company"), for use only at our 2013 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. (local time) on Wednesday, June 5, 2013, at the Schubert Room, Encore Las Vegas, 3121 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or any adjournments or postponements thereof. We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 3, 2013.

        You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in "street name," you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as directed on the proxy card. If no choice is specified, proxies will be voted "FOR" the election as Directors of the persons nominated by our Board of Directors, "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2013 and "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

        In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals. We have retained Georgeson Inc. to assist in soliciting proxies for a fee of $7,500 plus costs and expenses.

        Only stockholders of record at the close of business on May 1, 2013 are entitled to receive notice of and to vote at the Annual Meeting. As of April 15, 2013, there were 33,041,448 shares of our common stock (the "Common Stock") outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

        Directors are elected by a plurality of votes cast, which means the three Director nominees who receive the most votes will be elected. You may not cumulate your votes in the election of Directors. Under Nevada law and the Company's Bylaws, the affirmative vote of a majority of the votes actually cast on the proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013 and the proposal to approve, on an advisory basis, the compensation of our named executive officers will constitute the approval of the stockholders.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Nominees will have discretion to vote only with respect to the proposal to ratify the selection of our independent registered public accounting firm. Abstentions and broker "non-votes" will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but because neither are counted as votes cast, neither abstentions nor broker "non-votes" will be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker "non-votes" will not have any effect on the proposals outlined in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE
HELD ON JUNE 5, 2013

        The Notice of Annual Meeting of Stockholders, this proxy statement and accompanying proxy card and our 2012 Annual Report to stockholders are also available on our website at www.ameristar.com/investors. You will not be able to vote your shares or execute a proxy on the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

        Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as the total number of Directors constituting the entire Board of Directors permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at seven. Of the seven incumbent Directors, three are Class C Directors whose terms are expiring at the Annual Meeting and whom our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption "Directors and Executive Officers." See "Security Ownership of Certain Beneficial Owners and Management" for information regarding each such person's holdings of Common Stock.

        The Board of Directors has nominated the three incumbent Class C Directors, Carl Brooks, Gordon R. Kanofsky and J. William Richardson, to be elected for a term expiring at the 2016 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

        The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of the above-named nominees as Directors.

Directors and Executive Officers

        The following sets forth information as of April 15, 2013 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire at the annual meeting of stockholders in 2014, 2015 and 2013, respectively.

Name	Age	Position
Gordon R. Kanofsky	57	Chief Executive Officer and Class C Director
Larry A. Hodges	64	President, Chief Operating Officer and Class A Director
Thomas M. Steinbauer	62	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	56	Senior Vice President, General Counsel and Chief Administrative Officer
Luther P. Cochrane*†	64	Chairman of the Board and Class A Director
Carl Brooks*†	63	Class C Director
Leslie Nathanson Juris†	66	Class B Director
J. William Richardson*†	65	Class C Director

*
Member of the Audit Committee.

†
Member of the Compensation Committee and the Nominating Committee.

        Mr. Kanofsky joined the Company in September 1999 and has been Chief Executive Officer since May 2008 and a member of the Board of Directors since November 2006. He was also Co-Chairman of the Board from November 2006 to May 2008 and then Vice Chairman of the Board until May 2011. Prior to that, he was Executive Vice President since March 2002 after having initially served as Senior Vice President of Legal Affairs. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Estate of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder (the "Neilsen Estate"), and he is co-trustee and a member of the board of directors of the Craig H. Neilsen Foundation, a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment. He was actively involved as an advisory board member of the Craig H. Neilsen Foundation from its inception in 2003 until becoming co-trustee and a director in late 2006. In addition, he serves on the board of directors of the American Gaming Association and previously served on the Association's Task Force on Diversity. Mr. Kanofsky has served in various volunteer capacities for the Cystic Fibrosis Foundation. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

        Mr. Kanofsky's long service as a senior executive officer of Ameristar, both during and after the tenure of Craig H. Neilsen, gives him broad experience in all aspects of the Company's business. His background in corporate transactional and securities law prior to joining Ameristar is valuable in many aspects of the Company's business, including legal affairs, corporate development, finance, government relations and regulatory compliance.

        Mr. Hodges has been a Director of the Company since March 1994 and was elected President and Chief Operating Officer of the Company in May 2008. From September 2005 to May 2008, he was a consultant for CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC) ("CRP"), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRP. Mr. Hodges has more than 35 years' experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges holds a Bachelor of Arts degree from California State University, San Bernardino and is a graduate of the Harvard Business School Program for Management Development.

        Mr. Hodges benefits Ameristar with his executive management experience operating large consumer-oriented businesses, in addition to his extensive knowledge of the Company's business gained from his 19 years as a Director of the Company and five years in his current position.

        Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. He was elected Secretary of the Company in June 1998 and Chief Financial Officer in July 2003. Mr. Steinbauer has more than 35 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally's Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

        Mr. Steinbauer, our longest-serving executive officer, has unique knowledge and understanding of the Company's development and finances as well as expertise gained from many years of experience in the financial and operational areas of the gaming industry.

        Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002 and was elected to the additional position of Chief Administrative Officer in May 2008. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

        Mr. Cochrane was elected as a Director of the Company in January 2006 and non-executive Chairman of the Board in May 2011. He is Vice Chairman of the Board of Hoar Construction LLC, a privately held construction firm based in Birmingham, Alabama, and Chief Executive Officer of the Cochrane Group, a consulting company. He was Chairman of KBR Building Group (formerly BE&K Building Group, LLC), a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions, until his retirement in July 2012. He also served as Chief Executive Officer of that company from June 2004 to July 2011. From 1998 to March 2003, Mr. Cochrane was Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill.

        In addition to his management skills and experience as a chief executive officer, Mr. Cochrane's background in construction services and law is valuable to the Company in managing relationships with contractors and analyzing and completing construction projects.

        Mr. Brooks was elected as a Director of the Company in October 2006. He was President of The Executive Leadership Council starting in 2001 and then Chief Executive Officer from 2004 until his retirement in 2010. Founded in 1986, The Executive Leadership Council is the nation's premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years' experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He served on the Financial Services Diversity Council of Chrysler LLC and was Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College and the recipient of an Honorary Doctorate of Humane Letters from the Richmond Virginia Seminary.

        Mr. Brooks brings to the Board not only his personal experience as an executive, including his experience with diversity programs, but also his knowledge gained from personal relationships with senior executive leaders at a broad range of large successful companies.

        Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 30 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc., a management consulting firm. She was also a lecturer at the Kellogg School of Management at Northwestern University over a 20-year period. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

        By virtue of her extensive management consulting experience in the areas of leadership, strategy and organizational change and her academic background in organizational development, Ms. Nathanson Juris provides important insights and assistance to the Board and management on leadership, strategy, culture and other matters of critical importance to Ameristar.

        Mr. Richardson became a Director of the Company in July 2003. From August 2007 until August 2011, he was a member in Forterra Real Estate Advisors I, LLC, which invests in and advises with respect to the construction and acquisition of telephone call centers in the United States. Mr. Richardson has more than 30 years' experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. ("IHR"), the nation's largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive positions with Interstate Hotels Corporation (a predecessor of IHR), including Chief Executive Officer and most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981 and Partner and Vice President of Finance of the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

        Mr. Richardson brings to the Board more than 30 years of experience in the hospitality industry and experience as Chief Financial Officer of a public company that is highly relevant to Ameristar's operations, and he meets the qualifications of an "audit committee financial expert" under Securities and Exchange Commission ("SEC") rules.

        Officers serve at the discretion of the Board of Directors.

Corporate Governance

        The Board of Directors currently consists of seven members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board of Directors held 17 meetings during 2012.

        Director Independence.    The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Cochrane, Brooks and Richardson and Ms. Nathanson Juris) is "independent," as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.'s requirements.

        Stockholder Communications with Directors.    Stockholders may communicate with the Board of Directors, committees of the Board of Directors, our independent Directors as a group or individual Directors by mail addressed to them at our principal office: Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. The Company transmits these communications directly to the Director(s) without screening them.

        Audit Committee.    The Audit Committee consists of Messrs. Richardson, Brooks and Cochrane, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is "independent," as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements, and also meets the requirements set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Richardson is an "audit committee financial expert," as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter is posted on our website at www.ameristar.com/investors. The functions of the Audit Committee include: selecting the Company's independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; overseeing certain aspects of enterprise risk management; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee held four meetings during 2012.

        Compensation Committee.    The Compensation Committee consists of Ms. Nathanson Juris and Messrs. Brooks, Cochrane and Richardson, with Ms. Nathanson Juris serving as Chair of the Committee. The Board of Directors has determined that each member of the Committee is "independent," as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; and administering our stock-based incentive compensation plans. The Compensation Committee held five meetings during 2012.

        Nominating Committee    The Nominating Committee consists of Messrs. Cochrane, Brooks and Richardson and Ms. Nathanson Juris, with Mr. Cochrane serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is "independent," as that term is defined in Rule 5605 (a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements. The Board of Directors has adopted a written charter for the Nominating Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Nominating Committee include: identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board); and recommending to the Board Director candidates for election at annual meetings of stockholders. The Nominating Committee held four meeting during 2012.

        The Nominating Committee has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Nominating Committee will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Nominating Committee or the Secretary of the Company at our principal office in Las Vegas. The Nominating Committee has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate's education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying Director nominees but, in evaluating potential nominees, it takes into account the backgrounds and experience of the existing Directors with the goal that the Board should consist of individuals with diverse backgrounds and experience. The Nominating Committee assesses the effectiveness of these efforts when evaluating potential nominees and considering the composition of the Board. The Nominating Committee evaluates potential nominees without regard to the source of the recommendation. The Nominating Committee identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees.

        Board Leadership Structure.    In accordance with our Bylaws, the Board of Directors elects our Chairman of the Board and our Chief Executive Officer, or CEO, and each of these positions may be held by the same person or may be held by different people. After the death in 2006 of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder, the Board of Directors separated the roles of Chairman and CEO. From June 2008 until May 2011, the positions were filled by Ray H. Neilsen and Mr. Kanofsky, respectively, each of whom was a member of our management and also a representative of the Neilsen Estate, our majority stockholder at the time. Under that structure, the CEO was responsible for the day to day management and performance of the Company while the Chairman provided oversight of management functions and input on corporate strategy. Mr. Kanofsky was also Vice Chairman of the Board. In light of the changes in shareholdings of the Company's Common Stock that occurred in April 2011 and Mr. Neilsen's subsequent resignation from his positions with the Company, in May 2011 Mr. Kanofsky resigned as Vice Chairman and the Board of Directors elected Mr. Cochrane as non-executive Chairman of the Board. The Board believes this leadership structure is appropriate for the Company at this time.

        The non-employee members of the Board of Directors have not chosen to formally designate a lead independent director. Mr. Cochrane fills that role as non-executive Chairman of the Board. In addition to these actions, the Board's belief in independent Board leadership is illustrated by several of our governance practices. Each of our non-employee Directors stays actively informed about matters before the Board of Directors and typically participates as a guest in all meetings of committees of the Board of which he or she is not a member. The Chair of each committee provides focused leadership in the areas of responsibility of such committee. The non-employee Directors meet periodically in executive session outside the presence of management. Any non-employee Director may request that an executive session of the non-employee members of the Board be scheduled.

        Director Attendance of Meetings.    During 2012, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors' attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. Each member of the Board of Directors attended the 2012 Annual Meeting of Stockholders.

The Role of the Board of Directors in Risk Oversight

        Although day-to-day management of enterprise risk is the responsibility of the Company's management, our Board of Directors, as a whole and also at the committee level, has an active role in general oversight of the management of the Company's risks.

        While the full Board of Directors retains general responsibility for risk oversight, its committees are specifically charged with oversight of certain significant aspects of risk management. Among the Audit Committee's primary functions is oversight of the management of risks related to internal control over financial reporting. Between quarterly Committee meetings, the Chair of the Audit Committee maintains frequent communications with the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Vice President of Internal Audit, others in senior management and our independent auditor. In addition, the Vice President of Internal Audit reports directly to the Chair of the Audit Committee. The Compensation Committee, which generally meets quarterly, oversees risks related to our compensation of management. The Chair of the Compensation Committee and senior management confer regularly between Committee meetings. Pursuant to various state gaming regulatory requirements, the Company has a four-member Compliance Committee that meets quarterly, one of which members is required to be an outside Director of the Company.

        The outside Director member of the Compliance Committee typically provides an oral report to the entire Board of Directors within a short period following each meeting of the Compliance Committee. In the case of the Audit Committee, the non-member outside Director typically participates as a guest in Committee meetings. To the extent that any outside Director does not attend any such meeting, he or she is generally briefed on the Committee meeting by the Chair of the Committee or another member.

        The Board of Directors receives periodic reports from the Company's management, including evaluations of present or emerging risks, and regularly invites key members of management to its meetings, which include discussions of relevant risks, the extent to which mitigation of those risks is feasible and the processes, policies and persons employed to mitigate those risks.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial and accounting officer and persons performing similar functions. The Code of Ethics is posted on our website at www.ameristar.com/investors. Any amendment to, or waiver from, a provision of our Code of Ethics requiring disclosure under applicable rules with respect to our principal executive officer, principal financial and accounting officer or controller will be posted on our website.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of March 31, 2013 concerning "beneficial" ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each "named executive officer," as that term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated and except to the extent authority is shared by spouses under applicable law. The applicable ownership percentages shown are based on 33,040,149 shares of Common Stock outstanding as of March 31, 2013 and the relevant number of shares of Common Stock issuable upon exercise of stock options or other awards that are exercisable or have vested or that will become exercisable or vest within 60 days of March 31, 2013.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Baron Capital Group, Inc.	3,230,613	(1)	9.8%
PAR Investment Partners, L.P.	2,615,840	(2)	7.9%
The Vanguard Group, Inc.	1,838,798	(3)	5.6%
BlackRock, Inc.	1,790,484	(4)	5.4%
Balyasny Asset Management L.P.	1,649,894	(5)	5.0%
Gordon R. Kanofsky	663,916	(6)	2.0%
Thomas M. Steinbauer	320,784	(7)	1.0%
Larry A. Hodges	305,371	(8)	*
Peter C. Walsh	297,711	(9)	*
Carl Brooks	61,248	(10)	*
Luther P. Cochrane	73,625	(11)	*
Leslie Nathanson Juris	96,298	(12)	*
J. William Richardson	83,473	(13)	*
All executive officers and Directors as a group (8 persons)	1,902,426	(14)(15)	5.5%

*
Less than 1%.

(1)
Baron Capital Group, Inc. ("BCG"), a holding company whose mailing address is 767 Fifth Avenue, 49th Floor New York, New York 10153, and affiliates have reported shared voting power as to 2,705,613 of these shares and shared dispositive power as to all of these shares. This information is derived from a Schedule 13G filed by BCG and affiliates with the SEC on February 14, 2013.

(2)
PAR Investment Partners, L.P. ("PAR"), an investment partnership whose mailing address is One International Place, Suite 2401, Boston, Massachusetts 02110, and affiliates have reported sole voting and dispositive power as to all of these shares. This information is derived from a Schedule 13G/A filed by PAR and affiliates with the SEC on February 14, 2013.

(3)
The Vanguard Group, Inc. ("Vanguard"), an investment advisor whose mailing address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, has reported sole voting power as to 51,718 of these shares, shared dispositive power as to 49,918 of these shares and sole dispositive power as to 1,788,880 of these shares. This information is derived from a Schedule 13G/A filed by Vanguard with the SEC on February 22, 2013.

(4)
BlackRock, Inc. ("BlackRock"), a holding company whose mailing address is 40 East 52nd Street, New York, New York 10022, has reported sole voting and dispositive power as to all of these shares. This information is derived from a Schedule 13G/A filed by BlackRock with the SEC on February 8, 2013.

(5)
Balyasny Asset Management L.P. ("BAM"), an investment advisor whose mailing address is 181 West Madison, Suite 3600, Chicago, Illinois 60602, and affiliates have reported sole voting and dispositive power as to all these shares. This information is derived from a Schedule 13G filed by BAM and affiliates with the SEC on January 11, 2013.

(6)
Includes 458,924 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options and 68,999 shares subject to vested restricted stock units ("RSUs"). The outstanding shares and options are held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. The RSUs are held directly by Mr. Kanofsky.

(7)
Includes 159,926 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options and 4,495 shares subject to vested RSUs.

(8)
Includes 180,444 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options and 6,941 shares subject to vested RSUs. The outstanding shares and options are held by a family trust of which Mr. Hodges is the trustee. The RSUs are held directly by Mr. Hodges.

(9)
Includes 228,206 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options and 4,495 shares subject to vested RSUs. The outstanding shares and options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power. The RSUs are held directly by Mr. Walsh.

(10)
Includes 48,124 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options.

(11)
Includes 45,724 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options. The outstanding shares and options are held by an irrevocable trust of which Mr. Cochrane's wife and brother are trustees for the benefit of Mr. Cochrane's children. Mr. Cochrane disclaims beneficial ownership of these securities.

(12)
Includes 71,324 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options. The options are held by a family trust of which Ms. Nathanson Juris is co-trustee with her husband, with whom she shares voting and dispositive power.

(13)
Includes 69,524 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options. Of the outstanding shares, 825 are held by a family limited liability company of which Mr. Richardson is the sole managing member.

(14)
Includes 1,347,126 shares that may be acquired within 60 days of March 31, 2013 upon exercise of stock options or that are subject to vested RSUs.

(15)
Some of these shares beneficially owned by executive officers and Directors are held in margin accounts and subject to being borrowed and pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under SEC rules, our officers and Directors, as well as beneficial owners of more than 10% of our Common Stock, are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. A Form 4 report by Mr. Hodges, our President and Chief Operating Officer, to report the forfeiture, in lieu of tax withholding, of 3,806 shares to be delivered upon settlement of restricted stock units was inadvertently not filed by the due date of June 1, 2012. The report was filed on June 21, 2012. Based on our review, we concluded that all other required reports for 2012 were timely filed.

PROPOSAL NO. 2

RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors and the Audit Committee are requesting stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013.

        Ernst & Young LLP was our independent registered accounting firm for the fiscal year ended December 31, 2012 and has been selected by the Audit Committee to serve in such capacity during 2013. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

        In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services to the Company and our subsidiaries during 2012 and 2011.

        The aggregate fees billed by Ernst & Young LLP for 2012 and 2011 for each of the following categories of services are set forth below:

		2012	2011
Audit Fees
•	Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Act Section 404 attestation
•	Reviews of quarterly financial statements
•	Other services normally provided by the auditor in connection with regulatory filings	$1,182,180	$1,007,401
Audit-Related Fees
•	Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
	—2012 and 2011: employee benefit plan audits	20,000	19,000
Tax Fees
•	2012 and 2011: tax planning and advice and various tax compliance services
•	2012: routine on-call tax advisory services related to consolidation of Indiana and Iowa tax returns, termination of deferred compensation plan, amended federal income tax returns and sales and use tax private letter rulings	331,163	308,934
All Other Fees
•	2011: services related to debt issuances and development initiatives	—	88,520

	Total	$1,533,343	$1,423,855

        The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee's policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. All fees reflected in the table above were pre-approved by the Audit Committee or the Chairman of the Committee.

        The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

        The Board of Directors and the Audit Committee unanimously recommend a vote "FOR" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year 2013. The Company is not required to submit the selection of the independent registered public accounting firm to the stockholders for approval, but is doing so as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take that into account in selecting an independent registered public accounting firm for the year 2014.

PROPOSAL NO. 3
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

        We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this proxy statement. As described below in the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  attracting and retaining executive officers with needed skills and qualities to successfully implement our strategy in a way that exemplifies the Company's core values, including integrity, quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

  •
  enhancing long-term stockholder value by motivating achievement of the near- and long-term goals that enable us to succeed in each of our markets through high-quality facilities and products and a strong focus on superior guest service, and through the pursuit of attractive growth opportunities.

        In order to achieve these goals, the Company compensates the named executive officers at levels that are generally competitive with market practices and that provide opportunities for above-market compensation for superior performance.

        We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 13 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 27 through 34, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

        In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

          RESOLVED, that the stockholders of Ameristar Casinos, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the proxy statement for the Company's 2013 Annual Meeting of Stockholders.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program. Unless the Board modifies its policy on the frequency of future "say-on-pay" votes, the next "say-on-pay" vote will be held at our 2014 Annual Meeting of Stockholders.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This section explains the Company's executive compensation program for the following "named executive officers" (or "NEOs") whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Gordon R. Kanofsky	Chief Executive Officer
Larry A. Hodges	President and Chief Operating Officer
Thomas M. Steinbauer	Senior Vice President of Finance and Chief Financial Officer
Peter C. Walsh	Senior Vice President, General Counsel and Chief Administrative Officer

        The Compensation Committee of the Board of Directors (referred to in this section as the "Committee") has responsibility for establishing and administering our executive compensation program.

Executive Summary

        In 2012, the Company completed its first full year as an enterprise without a majority owner, and the Committee assessed the changes it had made to executive compensation in connection with that transition. In the wake of the April 2011 repurchase of a controlling stake in the Company's Common Stock from the Estate of Craig H. Neilsen, the Company's former majority stockholder, our Board of Directors tasked the management team with pursuing the stockholder value creation strategy of employing our high-quality facilities and products and dedication to superior guest service to compete effectively in each of our markets and to drive growth from our existing and additionally developed or acquired properties. In 2011, the Committee comprehensively reviewed and updated the compensation of the NEOs with those objectives in mind, and it believes that compensation policy contributed to the success of the Company in 2012.

        The Company's performance was strong in 2012, as measured by the Company's Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS (as reported in its publicly issued earnings releases), which management and the Board of Directors use as key metrics of the Company's success in operating its properties and its operating efficiency. While changes in the competitive environment impacted the Company's Kansas City and East Chicago markets and the Company saw a 1.6% decrease in consolidated net revenues compared to 2011, the Company's industry-leading Adjusted EBITDA margin improved in 2012, and Adjusted EPS increased significantly on the lower number of shares outstanding after the stock repurchase. These results were possible due to the management team's focus on consistent delivery of a superior guest experience, cost management and effective marketing, as well as the impact of management's successful completion of the stock repurchase and the refinancing of substantially all of the Company's long-term debt in 2011. In addition, the management team continued to pursue value-enhancing growth opportunities for the Company, including the acquisition of Creative Casinos of Louisiana, L.L.C. (now known as Ameristar Casino Lake Charles, LLC), which is developing a casino resort spa in Lake Charles, Louisiana. A year of significant achievements culminated with the Company's December 20, 2012 entry into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with Pinnacle Entertainment, Inc. and certain subsidiaries of Pinnacle ("Pinnacle"), pursuant to which Pinnacle will acquire all of the outstanding common shares of the Company for $26.50 per share in cash, a premium of approximately 43% over the average of the closing prices of the Company's stock for the 60 days ended December 20, 2012.

        The Company's high quality properties and guest experience, combined with its continued operational excellence and the resulting strategic opportunity offered by Pinnacle, have contributed to outstanding returns for Ameristar stockholders. Our total stockholder return was 52% in the past year and 235% over the past four years under the current management team. Our performance in that metric leads our segment of the gaming industry and the S&P 500 Index for that time period.

        The following graph illustrates the compound average share price growth rate (assuming reinvestment of dividends) for Ameristar, Boyd Gaming Corporation, Isle of Capri Casinos, Inc., Penn National Gaming, Inc., Pinnacle and the S&P 500 Index over the past four years.

Ameristar Investment Performance
12/31/2008 - 12/31/2012

        Over 2011 and 2012, as reflected in the Summary Compensation Table, 79% of CEO compensation was provided in the form of annual and long-term incentives that are tied to Ameristar's Adjusted EBITDA results or stock price. Those incentives include performance-based stock options that were granted in 2011 in lieu of other annual equity grants that would have been granted over a four-year period, as further explained below. For the other named executive officers as a group, 76% of total compensation was similarly based on such incentives.

CEO 2011-2012	Other NEOs 2011-2012

Comprehensive Program of Compensation Best Practices

        The Company's compensation practices are based on the comprehensive review of the Company's executive compensation program conducted by the Committee in 2011 to align the program with the Company's business strategy and to update certain pay practices in light of current compensation best practices.

  •
  Emphasis on performance-based equity.  The most prominent change resulting from the 2011 review was the placing of greater emphasis on performance-based compensation through a grant of performance-based stock options that vest in three tranches contingent upon the achievement of targeted share prices ranging from $41 to $51 by December 31, 2018, or realization of the best total stockholder return among the Company's gaming peers during the same period. This one-time grant was made on November 21, 2011 in an amount equal to 20% of each NEO's targeted annual long-term incentive grant value over the next four years. In addition, in 2012, the balance of each NEO's targeted annual long-term incentive grant value was reallocated between time-vested stock options and time-vested restricted stock units ("RSUs") from 25% options/75% RSUs prior to 2012 to 60% options / 40% RSUs. Thus, as a result of the long-term performance-based option grant and the remix of stock option and RSU grant values, the expected annualized percentage of long-term incentives tied to performance-based equity (time-vested and performance-based stock options) increased from 25% of each NEO's total grant value for 2011 and prior years to 68% in 2012.

  •
  Stock ownership guidelines.  Our guidelines require our NEOs to acquire and maintain ownership of Company shares or other qualifying equity with a value of at least 400% of annual base salary for the Chief Executive Officer, 300% for the President and Chief Operating Officer and 200% for our Senior Vice Presidents.

  •
  Equity treatment at retirement.  For executives meeting certain age and service requirements, the Committee modified Company policy to continue service-based vesting of equity grants into retirement and extended the exercise period for stock options in retirement to the lesser of four years or the remaining option term. We believe this is a good compensation practice that motivates executives to make decisions in the long-term best interests of the Company and otherwise to develop prudent succession plans as they approach retirement, enabling them to realize the benefits of their actions in their equity awards.

  •
  Deferred Compensation Plan termination.  In 2011, the Board terminated the Company's Deferred Compensation Plan, which had allowed highly compensated employees including our NEOs to defer base salary and annual bonus amounts and receive a Company matching contribution equal to 100% of the first 5% of compensation deferred. The plan termination reduces non-performance-based compensation for our NEOs, which was offset by a one-time transitional award of RSUs in lieu of the foregone Company matching amount over five years.

  •
  Prohibition of option repricing.  In early 2012, we amended our 2009 Stock Incentive Plan to formally prohibit any form of option repricing without prior approval of stockholders, which the Committee informally adhered to previously as an internal policy.

  •
  Prohibition of speculative and hedging transactions.  Our Insider Trading Policy, which has been in effect for many years, prohibits short sales of, and trading in put and call options on, the Company's securities.

  •
  Equity grant policy.  Our policy is to make annual grants at a predetermined date each year that coincides with the July or August regular meeting of the Board of Directors. Grant amounts are denominated in dollars and converted to a number of shares using per-share grant values based on the closing stock price on the date of grant.

  •
  Tax gross-ups.  We provide no tax gross-ups other than with respect to benefits payable to our NEOs for termination following a change in control, as provided in our Change in Control Severance Plan (the "CIC Plan").

  •
  Limited supplemental benefits and perquisites.  We provide limited supplemental benefits and perquisites deemed valuable to meet competitive practices or to reinforce executive health.

  •
  No supplemental retirement.  We do not provide supplemental retirement benefits to our NEOs.

Executive Compensation Program Philosophy and Objectives

        The Committee is guided by several philosophical principles and objectives in developing our executive compensation program:

  •
  Leadership—Our program is designed to attract and gain a long-term commitment from experienced, successful executives that form a high-performing management team to lead our business.

  •
  Focus on total compensation—We consider total compensation in relation to the pay practices of our gaming company peers and other competitors for key talent.

  •
  Pay for performance—Our total compensation package enables our executives to realize superior pay for superior performance by tying a high proportion of their total compensation to their achievement of challenging annual operating goals and industry-leading increases in stockholder value over time.

  •
  Balanced performance orientation—The mix of incentives motivates long-term sustainable growth as well as achievement of annual operating goals.

  •
  Core values—In addition to competitive considerations, individual pay opportunities and decisions reflect how well an executive exemplifies Ameristar's core values, including integrity, quality, collaboration, inclusion and continuous improvement.

2012 Program Overview

        Ameristar's total compensation program incorporates these elements:

Element	Role and Purpose

Base salary	Provides foundation for competitive total compensation.
Provides guaranteed element of compensation under all economic conditions.
Recognizes an executive's sustained performance, capabilities, job scope and experience, expected level of contribution and modeling of our core values.

Annual incentives	Motivates and rewards achievement of challenging annual performance targets, which drive the value of our stock.

Performance options	Motivates achievement of significant share price increases over an extended period.

Stock options	Requires increases in share prices to provide gains to executives, thereby aligning executive and stockholder interests.

Restricted stock units	Aligns executives with stockholders on share price increases and decreases from the date of grant while motivating executive retention, especially during periods of market uncertainty.

Executive health benefits	Promotes executive health through premium subsidy for basic and supplemental health benefits.
Supports attraction and retention of executives in highly competitive gaming industry.

Executive perquisites	Offers minor discounts and complimentary privileges incident to executive's presence at the Company's properties.

Termination and Change in Control Payments	Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. The CIC Plan recognizes the executive's ongoing value to Ameristar and helps to provide our executives with a smooth transition in the case of a change in control.

Role of Executive Officers in Setting Compensation

        The Committee establishes the plan design and amounts of all elements of compensation for the Chief Executive Officer and the Company's other NEOs. The NEOs participate in Committee meetings at the Committee's request to provide background information regarding the Company's strategic objectives and performance. The Chief Executive Officer formulates and discusses with the Committee his views on plan design. In considering his views and otherwise in the performance of its duties, the Committee seeks independent advice as appropriate. The Chief Executive Officer also provides the Committee with his performance assessments and compensation recommendations for each of the NEOs, which may include a self-assessment. His recommendations are considered by the Committee and approved or modified as the Committee deems appropriate.

Compensation Consultant

        The Committee has the authority to retain compensation consultants exclusively to assist it in the evaluation of NEO and employee compensation and benefit programs. The Committee retained Pay Governance LLC, a nationally recognized independent compensation consulting firm, in 2011 to assist the Committee in performing its duties. Pay Governance assisted with the 2011 review and revision of the executive compensation peer group and advised the Committee with respect to compensation trends and best practices, competitive pay levels, long-term incentive design and policies, equity grant practices and competitive levels, stock ownership guidelines and proxy disclosure. The Committee retained Pay Governance to advise on our proxy statement disclosure and the annual adjustment of the NEOs' base salaries during 2012. While the compensation consultant confers with management in performing work requested by the Committee, Pay Governance does not perform any additional services for management. The Committee has determined that Pay Governance is independent and there was no conflict of interest resulting from retaining Pay Governance currently or during 2012. In reaching these conclusions, the Committee considered the factors set forth in SEC Rule 10C-1 under the Exchange Act and applicable Nasdaq listing requirements.

Pinnacle Transaction

        Pursuant to the Merger Agreement, Pinnacle has agreed to acquire all outstanding Common Stock of the Company for $26.50 per share in cash (the "Transaction Price"). In the Merger Agreement, the Company has agreed not to make further awards of stock options, RSUs or other equity awards (described more fully below) to the NEOs pending the completion of the transaction, which will preclude the regular annual grants of such awards, as described herein, unless the Merger Agreement is terminated. The completion of the transaction will result in the settlement in cash of all outstanding equity awards, whether vested or unvested (including the performance options granted in 2011) based on the Transaction Price, as well as payment of other compensation that may become payable upon a change in control, in each case as described in more detail below in "Elements of Executive Compensation—Termination and Change in Control Payments."

Setting Executive Compensation

        The Committee reviews the total compensation of the NEOs annually to assess the need for changes. In determining base salary, target annual incentives and guidelines for equity awards, the Committee uses the NEOs' current level of compensation as the starting point. Our compensation decisions consider the scope and complexity of the functions executives oversee, the contribution of those functions to our overall performance, their experience and capabilities and individual performance, taking into consideration the compensation practices of our peers in order to obtain a general understanding of competitive compensation practices.

        Executive compensation in 2012 was derived from the structure put in place in 2011, when the Committee engaged in a comprehensive review of our executive compensation program in light of the Company's transition away from being a controlled corporation. That review included an update of the peer group that had been used to monitor competitive pay trends since 2007. The Committee believes that the companies in its revised peer group are highly representative of the group of companies with which the Company currently competes for talent and stockholder investment. Please refer to the section "Elements of Executive Compensation—Peer Group" below for a more detailed discussion of our peer group.

        As described above, the most prominent change in 2012 was a greater emphasis on performance-based compensation by way of an increase in grants of stock options and a decrease in grants of RSUs in 2012, in conjunction with the November 2011 grant of performance-based stock options. That realignment was a result of the 2011 review of compensation practices, and is further described in the section "Elements of Executive Compensation—Long-Term Incentives" below.

        In light of the Company's transition away from being controlled by one stockholder, the Board of Directors determined that the Company will hold an annual stockholder advisory vote to approve the compensation of the named executive officers. At the June 13, 2012 Annual Meeting of Stockholders, our advisory resolution on executive compensation was approved with 92% of all shares voting in support. Although this approval was non-binding, the Committee considered the voting results in considering changes to compensation during the balance of 2012 and in evaluating our executive compensation program for the current year.

Elements of Executive Compensation

        Base Salary.    Base salaries are reviewed annually and adjusted when appropriate. In the course of the Committee's 2011 comprehensive review of compensation policies, it reassessed the base salary of each NEO in light of numerous factors, including:

  •
  Prior compensation, experience and proven capabilities of each NEO;

  •
  Such NEO's teamwork and team (versus individual) performance;

  •
  How each NEO models the Company's core values in performing work;

  •
  The expected level of each NEO's contribution to overall Company results;

  •
  Each NEO's span of responsibilities beyond what is typical for the position in other organizations;

  •
  Competitive pay levels compared to the Company's executive compensation peer group; and

  •
  Internal pay equity.

        Based on this evaluation, the Committee determined to increase the salaries of each of the executive officers to reflect performance and, in the case of Messrs. Kanofsky and Hodges, also to make a market adjustment. The changes in base salary for 2012, approved in 2011, are indicated below:

Executive	2011 Base Salary	2012 Base Salary	Percent Change
Gordon R. Kanofsky	$850,000	$900,000	5.9%
Larry A. Hodges	$700,000	$735,000	5.0%
Thomas M. Steinbauer	$525,000	$544,000	3.6%
Peter C. Walsh	$525,000	$544,000	3.6%

        The Committee further reviewed salaries during 2012 and, upon the recommendation of the CEO and taking into account general increases in executive compensation and the cost of living as well as other factors mentioned above, increased the 2013 base salary of each of the executive officers by two percent over such officer's 2012 base salary.

        Annual Incentives.    We established the Performance-Based Annual Bonus Plan (the "Bonus Plan") in 2007, which was most recently reapproved by the Company's stockholders in 2012. The Bonus Plan aligns senior executives' goals and rewards with our operating performance goals for the year. The annual bonus awarded to each named executive officer for 2012 was determined based on two factors:

  •
  corporate performance, expressed as the ratio of the Company's actual Adjusted EBITDA to the target Adjusted EBITDA established by the Committee for the year; and

  •
  the target bonus established by the Committee for the executive's position, calculated as the product of an assigned target bonus percentage and the individual's base salary.

        The Company's target Adjusted EBITDA for the year is established in connection with management's annual budgeting process during the first quarter of the year. Target Adjusted EBITDA is intended to represent a challenging but achievable level of performance assuming the successful implementation of the Company's business plan. Adjusted EBITDA is defined as consolidated earnings before (i) interest, taxes, depreciation and amortization, (ii) non-recurring, infrequent or unusual items, (iii) pre-opening expenses, (iv) gain or loss on disposal of assets, (v) stock-based compensation expense, (vi) changes in the value of derivative instruments, (vii) gain or loss on early retirement of debt, (viii) changes in the value of deferred compensation plan assets or liabilities, (ix) non-cash impairment charges and write-downs of assets and (x) non-operating income or expense; subject to adjustment in the event that a property or other business unit or line of business had been acquired or established or disposed of during 2012. Target Adjusted EBITDA, actual results and the bonus funding percentage for 2012 are indicated in the following table. Bonus funding for results between Threshold, Target and Maximum levels are pro-rated in increments.

	Threshold	Target	Maximum	2012 Results
Adjusted EBITDA ($M)	$304.7	$356.4	$390.3	$361.6
Performance (% of Adjusted EBITDA Target)	85.5% or Less	98.51% - 101.50%	150% or More	101.45%
Bonus funding (% of Bonus Target)	0%	100%	150%	100%

        Under the Bonus Plan, the Committee retains discretion to reduce (but not increase) incentive bonuses from the formulaic funding levels based on the Committee's assessment of individual merit or such other factors as the Committee may determine. The Committee did not make any such discretionary adjustment to bonuses for the NEOs in 2012.

        Typically, bonuses are paid early in the year following the calendar year for which they are earned. In late 2012, the Committee decided to change the timing of the payment of 2012 bonuses in order to permit participants to recognize most of the income under prevailing 2012 income tax rates, rather than the higher rates expected to (and which did) take effect in 2013. Accordingly, the Committee accelerated payment of 95% of the target bonuses earned through November 30, 2012, discounted at the rate of 0.29% per annum (such rate being 120% of the Internal Revenue Service short-term Applicable Federal Rate for December 2012) from the date the bonuses were paid (December 26, 2012) to the date they would normally be paid (February 7, 2013). As a result, the present value of the partial bonus paid each executive officer was equal to that of the same portion of the target bonus if it had been paid in accordance with historical practice. In February 2013, the Committee authorized payment of annual bonuses to each NEO at 100% of target, less the undiscounted portion of the annual bonus that was paid to each NEO on an accelerated basis in December 2012.

        The following table shows the 2012 base salary, target bonus percentage, target bonus award, bonus award as a percentage of target award and the actual aggregate 2012 bonus award amount (discounted as set forth above) for each named executive officer:

Executive	Base Salary	Target Bonus %	Target Bonus Award	Bonus Award % of Target	Discounted Bonus Award
Gordon R. Kanofsky	$900,000	100%	$900,000	100%	$899,683
Larry A. Hodges	$735,000	100%	$735,000	100%	$734,741
Thomas M. Steinbauer	$544,000	75%	$408,000	100%	$407,856
Peter C. Walsh	$544,000	75%	$408,000	100%	$407,856

        Long-term Incentives.    The Company provides long-term incentives in the form of equity grants that are intended to align our senior officers' decisions and interests with the interests of stockholders. In 2011, the Committee also adopted a policy to change the mix of each executive's long-term incentive grant values for 2012 and each of the following three years.

  •
  The performance option award made in November 2011 constituted 20% of the targeted aggregate grant value during those four years (assuming no salary increases in 2013-2015).

  •
  The remaining 80% of targeted aggregate grant value during the 2012-2015 period was to be awarded annually in the form of time-vested stock options (60%, an increase from 25% in 2011) and time-vested RSUs (40%, a decrease from 75% in 2011).

        The change to the mix of awards increased, at the time of the change, the percentage of total value expected to be granted in the form of performance-based equity awards (i.e., time-vested and performance-based stock options) from 25% to 68% through 2015.

        The Committee used the same guideline grant values, adjusted as described above for the 2011 award of performance options, for the named executive officers that have been in place for the past several years and which consider individual performance, scope of job responsibilities, prior equity grants and competitive practices:

Executive	Base Salary	Guideline Grant % of Salary	Guideline Grant Value	80% of Guideline
Gordon R. Kanofsky	$900,000	200%	$1,800,000	$1,440,000
Larry A. Hodges	$735,000	175%	$1,286,250	$1,029,000
Thomas M. Steinbauer	$544,000	150%	$816,000	$652,800
Peter C. Walsh	$544,000	150%	$816,000	$652,800

        In order to minimize any perception that awards of equity-based compensation are influenced by trading prices, regular awards of equity-based compensation for all eligible employees, including named executive officers, are made on a single pre-established date each year. Since 2008, the Company has granted awards of equity-based compensation in the last week of July. We price options on the date the Committee takes formal action to grant them, and we have never "backdated" the grant of options. We separate equity grant and vesting dates from the dates cash bonuses are awarded. This furthers the incentive and retention objectives of the Company by having elements of incentive compensation vest or become payable at two different times each year. New-hire stock options and RSUs are, with very few exceptions, granted by the Committee in the last week of the quarter in which employment starts.

        As described above, for 2012, the Committee changed the Company's mix of equity awards to an allocation of 60% of equity grant value in stock options and 40% of the grant value in RSUs. The Black-Scholes-Merton value of each stock option just prior to the grant date was approximately 32% of the value of an RSU. This allocation resulted in awards to executives of significantly more options than RSUs, creating incentives for management to increase the value of the Common Stock and further aligning the interests of management with those of stockholders.

        Time-vested stock options are rights to purchase shares of the Company's common stock in the future after completion of a specified period of service (vesting period) with the Company. Because our stock options are granted with an exercise price equal to the market value (defined as the average of the high and low sale prices of our Common Stock) on the date of grant, the options have value only to the extent that the price of our stock increases above the exercise price. Thus, stock options create strong incentives to maximize increases in the Company's stock price. All time-vested stock options granted by the Company since December 2007 vest 25% per year over four years and have a 10-year contractual term.

        RSUs are rights to receive shares of the Company's Common Stock in the future after completion of a specified period of service (vesting period) with the Company. RSUs create incentives to increase the Company's stock price without taking excessive risks that might decrease the value of the stock over the long term. The RSUs awarded to each named executive officer in July 2012 entitle him to receive the specified number of shares of our Common Stock in equal annual installments over four years.

        In 2011, the Committee approved amendments to award agreements to provide that NEOs and other participants who meet specified retirement criteria at termination of employment receive favorable treatment for their outstanding equity awards:

  •
  The executive continues to vest in stock options and RSUs that were granted at least one year prior to the date of termination.

  •
  Outstanding stock options are exercisable through the earlier of (i) four years from the date of retirement or (ii) the full 10-year term of the options.

        An executive meets the criteria for retirement if he or she has (i) attained at least 75 Points, (ii) attained at least 60 years of age and (iii) completed at least five full years of service with the Company or a subsidiary, including service as a non-employee member of the Board of Directors of the Company or a subsidiary. The executive's "Points" are equal the sum of age (full years only) and full years of service with the Company or a subsidiary, including service as a non-employee member of the Board of Directors of the Company or a subsidiary.

        The amendments to award agreements approved by the Committee in 2011 also provide for immediate vesting of options and RSUs in the event of termination of employment due to death or permanent disability. In the absence of a qualified retirement, death or permanent disability, unvested stock options and RSUs are forfeited at termination and outstanding stock options may be exercised for three months following termination.

        Performance Options.    For 2012 and beyond, the Committee decided to place a greater emphasis on performance-based equity through introduction of performance options and increasing the proportion of total annual grant value made in stock options and reducing that of RSUs.

        Performance options become exercisable if both performance and service criteria are met.

  •
  The performance criteria can be met by satisfying one of two standards:

    (a) in three tranches if the average of the closing prices of the Company's Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $41.00, $46.00 and $51.00, respectively, by December 31, 2018, or

    (b) in its entirety if the Company's total stockholder return (assuming reinvestment of dividends) is positive and exceeds that of each of four specified publicly traded peer companies (Boyd Gaming, Isle of Capri, Penn National and Pinnacle) over the period from the date of grant through December 31, 2018.

  •
  The service criterion is met by continued Company service through December 31, 2015, or a qualified retirement on or after January 1, 2015, in which case vesting may be proportionate to the period of service.

        Executives may exercise vested performance options at any time while employed at the Company or for three months following termination other than for cause or following a qualifying retirement. In the case of retirement, the executive may exercise the performance options for up to the earlier of four years following termination or the full 10-year term of the options.

        In the event that, at the time of exercise, the fair market value per share of the Common Stock exceeds the exercise price of the option by more than $55.00, the number of shares delivered upon exercise of the option will be reduced to effectively limit the maximum gain to the option holder to $55.00 per share on the number of shares for which the option was originally granted. This provision is intended to prevent a windfall gain for executives.

        Because of the long-term nature of the performance option vesting criteria, the Committee made a single grant of performance options in November 2011 of a portion (20%) of the targeted annual grants for the period 2012 through 2015. Those performance options had a grant value equal to 80% of each NEO's targeted aggregate annual grant value, based on his 2012 salary. Each NEO received in 2012, and will (in the event that the Pinnacle transaction is not completed) receive in 2013 through 2015, annual grants of time-vested stock options and RSUs having a combined value equal to 80% of the total guideline grant value. Accordingly, in the aggregate, at the time of the grant, the Committee determined that the grant value of the November 2011 performance option grants and the annual grants made in 2012, along with those to be made in 2013 through 2015, would not exceed the total guideline grant value established by the Committee for the four-year period.

        Executive Stock Ownership Guidelines.    In January 2012, the Committee established stock ownership guidelines for the NEOs to encourage them to have a long-term equity stake in the Company and to further align their interests with the interests of other stockholders. These guidelines provide that each NEO must acquire and hold a multiple of his or her annual base salary in Company stock (defined as including outstanding shares, however acquired, and outstanding unsettled RSUs and unsettled restricted shares, whether or not vested). Newly appointed executive officers will have five years to come into compliance with the ownership requirements:

Position	Ownership Requirement (multiple of base salary)
Chief Executive Officer	4x
President and Chief Operating Officer	3x
Senior Vice Presidents	2x

        As of December 31, 2012, each of the named executive officers was in compliance with the applicable ownership guideline. The Committee will review each named executive officer's compliance with the guidelines at the end of each year and will take into account compliance with the guidelines (and any factors relevant to the failure of an NEO to comply with the guidelines) when determining future equity awards.

        Deferred Compensation Plan.    The non-qualified Deferred Compensation Plan was offered to higher-level employees in order to allow them to defer receipt and taxation (typically to termination of employment) on more compensation than is permitted under our broad-based tax-qualified 401(k) Plan. In April 2011, the Board of Directors resolved to terminate and pay out balances in the Deferred Compensation Plan to participants because the costs of the plan exceeded the perceived recruiting and retention benefits and the distribution of account balances in 2011 and 2012 would permit participating employees to recognize taxable income prior to an expected increase in federal income tax rates.

        Until December 31, 2011, the Deferred Compensation Plan allowed highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash bonus until the date or dates selected by the participant at the time of annual enrollment. The Company made matching contributions equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. Company matching contributions vested at the rate of 20% per year. Participants' existing deferral elections and Company matching contributions remained in effect through the end of 2011. The amounts deferred under the Deferred Compensation Plan were credited with earnings or debited with losses equal to the returns on measurement funds selected from time to time by the participant from among a group of variable universal life insurance separate accounts.

        Vested balances in the Deferred Compensation Plan that were accrued prior to 2005 were distributed to participants in May 2011. In order to comply with Section 409A of the Internal Revenue Code (the "Code"), the value, as of April 29, 2012, of each executive officer's remaining respective account balances was distributed in May 2012.

        In January 2012, the Committee made a one-time transitional award of RSUs to each of the NEOs in lieu of the foregone Company matching amount projected for the next five years. Those RSUs were to vest in three equal installments, one shortly after the grant date and one installment on or shortly after each of the first and second anniversaries of the grant. In December 2012, the Committee accelerated the vesting of the installment of such RSUs that would have vested in early January 2013 to late December 2012 in order to permit settlement in 2012 before increases in federal income tax rates took effect.

        Insurance and Other Employee Benefits.    In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits, and they receive supplemental executive health benefits at no cost to them, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that these benefits have been valuable in our efforts to recruit and retain qualified management personnel.

        Perquisites.    We provide few perquisites and other personal benefits with limited value to our named executive officers. In 2012, no named executive officer individually received perquisites or other personal benefits with an aggregate value, based on the Company's incremental cost, of $10,000 or more. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties and occasional use of the Company's season seats for sporting events when not provided to our guests. These benefits are broadly available to management-level employees and not considered by the Committee as a factor in establishing the specific compensation levels for any named executive officer.

        Peer Group.    The compensation peer group allows us to monitor the compensation practices of our primary competitors for executive talent. However, we do not rely on this information to target any specific pay percentile for our named executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions on executive pay packages.

        To help us evaluate our overall compensation, in 2011 our compensation advisor identified potential peer group companies using the following criteria: (1) industry (gaming and hospitality, resorts & leisure); and (2) size (revenue, enterprise value and market capitalization).

Ameristar Casinos, Inc. Executive Compensation Peer Group
Gaming	Hospitality, Resorts & Leisure
Bally Technologies	Cedar Fair
Boyd Gaming	Ryman Hospitality Properties (formerly known as
International Game Technology	Gaylord Entertainment Company)
Isle of Capri Casinos	Hyatt Hotels
Leucadia National	Life Time Fitness
Penn National Gaming	Six Flags Entertainment
Pinnacle Entertainment	Vail Resorts
Scientific Games
WMS Industries

        While the Committee did not undertake to comprehensively update the choice of peer companies, it believes that the peer group identified in 2011 continues be useful for comparisons in evaluating executive compensation. The 15 companies in the peer group had 2012 revenues, enterprise value and market capitalization in a range generally comparable to those of the Company as set forth below ($ in millions):

Company Name	Revenue	Enterprise Value	Market Capitalization
Hyatt Hotels	$3,949	$6,508	$6,263
Penn National Gaming	$2,899	$5,728	$3,766
Boyd Gaming	$2,487	$4,495	$575
International Game Technology	$2,223	$5,411	$3,771
Leucadia National	$9,194	$6,645	$5,819
Vail Resorts	$1,073	$2,401	$1,941
Pinnacle Entertainment	$1,197	$2,215	$933
Isle of Capri Casinos	$979	$1,304	$221
Cedar Fair	$1,068	$3,328	$1,857
Six Flags Entertainment	$1,070	$4,398	$3,264
Life Time Fitness	$1,127	$2,703	$2,043
Scientific Games	$941	$2,071	$738
WMS Industries	$689	$985	$955
Ryman Hospitality Properties	$987	$2,866	$1,742
Bally Technologies	$948	$2,320	$1,804

Median	$1,073	$2,866	$1,857
Ameristar Casinos	$1,195	$2,667	$862

        Termination and Change in Control Payments.    Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. The Committee adopted the CIC Plan in 2007, which was amended and restated in October 2011 to make certain technical and administrative changes that have no practical effect on participants' benefits. The purpose of the CIC Plan is to preserve executive productivity and encourage retention during critical periods by providing reasonable compensation and continuity of benefits to certain senior-level employees of the Company and its subsidiaries upon certain change in control events (a "Change in Control") involving the Company. Consummation of the Pinnacle merger will constitute a Change in Control.

        The CIC Plan and a similar plan adopted by the Committee in 2007 for director-level employees cover each of the Company's current named executive officers and all other current and future employees of the Company and its subsidiaries in the position of director or higher, with the exception of Mr. Steinbauer and two non-NEO employees who elected to retain the benefits in their existing employment agreements in lieu of participating in the CIC Plan. All compensation and benefits provided to participants under the CIC Plan are in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment within a specified period following a Change in Control that are provided for in any employment agreement between the Company or one of its subsidiaries and a participant. Under the CIC Plan, upon the occurrence of a Change in Control, except as otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock awards held by each participant will become vested and non-forfeitable, without regard to whether the participant's employment is terminated. The Committee determined that single trigger acceleration of equity awards is the predominant practice among the Company's peer group and companies in general. Also, single-trigger vesting of equity awards may avoid complications in the event of a Change in Control that results in the Company's Common Stock no longer being publicly traded and may also help to retain key personnel prior to the transaction.

        The CIC Plan provides for additional compensation on a double-trigger basis in the event that a participant's employment is terminated within a one-year period following a Change in Control by a participant for a defined Good Reason, or by the Company for any reason other than Cause or the participant's death or Disability (each as defined). For a description of the amounts payable to our named executive officers in connection with a Change in Control pursuant to the CIC Plan and Mr. Steinbauer's employment agreement, see "Payments Upon Termination of Employment or Change in Control" in this proxy statement.

        For 18 months, in the case of participants employed at the Senior Vice President level or higher, following a participant's last day of employment, the participant and his or her eligible dependents will be entitled to cash payments sufficient to continue to participate at the Company's expense in the Company's primary and supplemental executive health benefit plans as in effect immediately prior to the Change in Control, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). While not a participant in the CIC Plan, Mr. Steinbauer's employment agreement includes a similar benefit during COBRA eligibility, with an additional right to receive the estimated excess cost (over COBRA premiums) of individual health insurance substantially equivalent to the Company's primary and supplemental executive health benefits for an additional 18 months following the expiration of his COBRA eligibility.

        In general, if an executive officer who is a participant in the CIC Plan becomes subject to the excise tax on "excess parachute payments" under Section 4999 of the Code, the Company will reimburse the participant for an amount equal to the amount of any such taxes imposed or to be imposed on the participant, and will "gross up" the tax reimbursement by paying the participant an additional amount equal to the total amount of any additional taxes (including income taxes, excise taxes, special taxes and employment taxes) that are payable by the participant as a result of the tax reimbursement, such that after payment of such additional taxes the participant will have received on a net after-tax basis an amount equal to the tax reimbursement. The Committee believed that such gross-up was reasonable based on competitive practices in order to ensure that the participants receive the intended net benefits under the CIC Plan and concluded that the projected gross-up costs would not be material to the Company. Due to uncertainties about the application of Section 4999 of the Code, the October 2011 restatement of the CIC Plan revised the method of determining the tax due to permit corrections of underpayments or overpayments.

        Code Section 162(m).    The Committee considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the Code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. Section 162(m) prevents us from taking a federal income tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the CEO or to the three other most highly compensated named executive officers as of the end of the year (other than the chief financial officer).

        We generally intend for annual incentive and long-term performance awards to be tax-deductible to the Company, but we have the flexibility to pay non-deductible compensation when necessary to achieve our executive compensation objectives. We intend to claim deductions under Section 162(m), at such times as the deductions are otherwise allowed under the Code, for Bonus Plan payments made with respect to 2012 performance and for stock options granted in fiscal 2012. The following elements of 2012 compensation were not intended to qualify as tax-deductible under Section 162(m): base salary; the grant of RSUs; the distribution of accrued deferred compensation from the Deferred Compensation Plan; and a small amount of certain other compensation. Because there are uncertainties as to the application of regulations under Section 162(m), it is possible that our deductions may be challenged or disallowed by the Internal Revenue Service and we cannot guarantee that payments intended to be exempt from Section 162(m) will actually be so exempt.

        In 2012, Section 162(m) eliminated the deductibility of $2,928,643, $1,182,794 and $1,272,601 of the compensation paid to Messrs. Kanofsky, Hodges and Walsh, respectively, mostly due to the scheduled settlement of previously granted RSUs and the May 2012 distribution of accrued deferred compensation.

Compensation Risk Assessment

        As part of its oversight, the Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods and financial and non-financial performance, and allows for the Committee's exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider trading prohibitions and independent Committee oversight. Based upon this review, both for our named executive officers and all other employees, the Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2012 and in this proxy statement.

    By the Compensation Committee
    Leslie Nathanson Juris, Chair
    Carl Brooks
    Luther P. Cochrane
    J. William Richardson

Summary Compensation

        The following table shows compensation information for 2010 through 2012 for each of our named executive officers.

Summary Compensation Table

Name and Principal Position		Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gordon R. Kanofsky	2012	$879,230	$1,025,965	$847,783	$899,683	$84,935	$3,737,596
Chief Executive Officer	2011	$869,615	$1,326,284	$2,414,065	$1,062,500	$149,208	$5,821,671
	2010	$947,478	$1,965,921	$351,177	$807,500	$147,813	$4,219,888
Thomas M. Steinbauer	2012	$532,316	$499,035	$384,353	$407,856	$32,706	$1,856,266
Senior Vice President and	2011	$536,539	$677,279	$1,234,670	$492,188	$80,533	$3,021,210
Chief Financial Officer	2010	$556,250	$471,255	$154,926	$356,250	$71,527	$1,610,209
Larry A. Hodges	2012	$718,038	$779,171	$605,791	$734,741	$32,706	$2,870,447
President and Chief Operating Officer	2011	$716,154	$991,178	$1,529,339	$875,000	$108,655	$4,220,326
	2010	$697,115	$769,754	$253,080	$665,000	$96,893	$2,481,842
Peter C. Walsh	2012	$531,447	$499,035	$384,353	$407,856	$41,153	$1,863,844
Senior Vice President, General Counsel	2011	$537,115	$645,691	$1,197,876	$492,188	$87,982	$2,960,852
and Chief Administrative Officer	2010	$562,380	$494,842	$162,678	$374,063	$83,360	$1,677,322

(1)
Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer and cash paid to the named executive officer in lieu of accrued unused PTO.

(2)
Represents the aggregate grant date fair value of awards of RSUs to each of the named executive officers in the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). See Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013 (the "2012 Form 10-K"), regarding assumptions underlying the valuation of RSUs awards.

(3)
Represents the aggregate grant date fair value of awards of stock options and the incremental fair value of modified awards of stock options to each of the named executive officers in the applicable year, calculated in accordance with ASC Topic 718. See Note 11 to the Consolidated Financial Statements in the 2012 Form 10-K regarding assumptions underlying the valuation of option awards.

(4)
Represents payment for performance in the applicable year made in December of such year or in January or February of the following year under the Bonus Plan.

(5)
The table below shows the components of the "All Other Compensation" column for 2012, which include the Company match on each individual's 401(k) Plan contributions; the cost of excess term life insurance provided without charge to Mr. Kanofsky; cash paid as dividend equivalents on Mr. Kanofsky's vested but unsettled RSUs; and the cost of providing health benefits for each individual and his covered dependents. The named executive officers also received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us. No named executive officer individually received perquisites or other personal benefits with an aggregate value, based on the Company's incremental cost, of $10,000 or more.

Name	Year	401(k) Match	Term Life Insurance	Dividend Equivalents	Health Benefits(a)	Total All Other Compensation
Gordon R. Kanofsky	2012	$5,000	$827	$42,955	$36,153	$84,935
Thomas M. Steinbauer	2012	$5,000	$0	$0	$27,706	$32,706
Larry A. Hodges	2012	$5,000	$0	$0	$27,706	$32,706
Peter C. Walsh	2012	$5,000	$0	$0	$36,153	$41,153
(a)
Represents the Company's cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his dependents, calculated in accordance with the Company's COBRA rates for 2012.

Grant of Plan-Based Awards

        The following table shows all plan-based awards granted to the named executive officers during 2012. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at December 31, 2012 table. The compensation plans under which the grants in this table were made are described generally in "Compensation Discussion and Analysis" and include the Bonus Plan, a non-equity incentive plan, and the 2009 Stock Incentive Plan (the "Stock Incentive Plan"), which provides for stock option, restricted stock, RSU and performance share unit grants.

Grants of Plan-Based Awards in 2012

					All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts under Non-Equity Plan Awards(1)					Exercise or Base Price of Option Awards ($/share) (4)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gordon R. Kanofsky	—	$90,000	$900,000	$1,350,000	—	—	$—	$—	$—
	Jan 3, 2012	$—	$—	$—	25,496	—	$—	$17.75	$450,004
	Jul 25, 2012	$—	$—	$—	34,530	—	$—	$16.68	$575,960
	Jul 25, 2012	$—	$—	$—	—	162,100	$16.68	$16.68	$847,783
Thomas M. Steinbauer	—	$40,800	$408,000	$612,000	—	—	$—	$—	$—
	Jan 3, 2012	$—	$—	$—	13,484	—	$—	$17.75	$237,993
	Jul 25, 2012	$—	$—	$—	15,650	—	$—	$16.68	$261,042
	Jul 25, 2012	$—	$—	$—	—	73,490	$16.68	$16.68	$384,353
Larry A. Hodges	—	$73,500	$735,000	$1,102,500	—	—	$—	$—	$—
	Jan 3, 2012	$—	$—	$—	20,822	—	$—	$17.75	$367,508
	Jul 25, 2012	$—	$—	$—	24,680	—	$—	$16.68	$411,662
	Jul 25, 2012	$—	$—	$—	—	115,830	$16.68	$16.68	$605,791
Peter C. Walsh	—	$40,800	$408,000	$612,000	—	—	$—	$—	$—
	Jan 3, 2012	$—	$—	$—	13,484	—	$—	$17.75	$237,993
	Jul 25, 2012	$—	$—	$—	15,650	—	$—	$16.68	$261,042
	Jul 25, 2012	$—	$—	$—	—	73,490	$16.68	$16.68	$384,353

(1)
These columns show the range of payouts targeted for 2012 performance under the Bonus Plan as described in the section entitled "Elements of Executive Compensation—Annual Incentives" of "Compensation Discussion and Analysis." The bonus payments for 2012 performance were made on the basis of the metrics described in that section, at 100% of target bonus, and are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
This column shows RSUs granted under the Stock Incentive Plan, which are described in the section entitled "Elements of Executive Compensation—Long-Term Incentives" of "Compensation Discussion and Analysis" and in the Outstanding Equity Awards at December 31, 2012 table. The RSUs granted to the named executive officers on July 25, 2012 were part of our annual equity award program.

(3)
This column shows stock options granted under the Stock Incentive Plan in 2012, which are described in the section entitled "Elements of Executive Compensation—Long-Term Incentives" of "Compensation Discussion and Analysis" and in the Outstanding Equity Awards at December 31, 2012 table. The options granted to the named executive officers were part of our annual equity award program.

(4)
For purposes of the Stock Incentive Plan, the "fair market value per share" of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on that date. We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)
The amounts shown in this column represent the fair value of the RSU and option awards as of the grant date, determined pursuant to ASC Topic 718. Regardless of the value placed on an RSU or a stock option on the grant date, the actual value realized by the named executive officer from the RSU or the option will depend on the market price of our Common Stock at such date in the future when the RSU is settled or the option is exercised.

Outstanding Equity Awards

        The following table shows all outstanding stock options and unvested RSUs held by the named executive officers at the end of 2012. If the Pinnacle acquisition is completed, pursuant to the Merger Agreement, all outstanding stock options and RSUs, whether vested or unvested, including the performance options, will be immediately settled in cash based on the Transaction Price of the Pinnacle acquisition.

Outstanding Equity Awards at December 31, 2012

		Option Awards
									Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gordon R. Kanofsky(2)	12/11/2003	48,340	0	—	$11.53		12/11/2013	(3)	—	$—
	12/16/2004	73,744	0	—	$21.30		12/16/2014	(3)(4)	—	$—
	12/15/2005	67,866	0	—	$22.87		12/15/2015	(3)(4)	—	$—
	12/14/2006	10,180	0	—	$31.68		12/14/2013	(3)	—	$—
	12/14/2006	74,650	0	—	$31.68		12/14/2016	(3)(4)	—	$—
	12/15/2007	21,710	0	—	$28.11		12/15/2017	(5)	—	$—
	7/25/2008	67,600	0	—	$12.57		7/25/2018	(5)	—	$—
	7/31/2009	49,312	16,438	—	$18.62		7/31/2019	(5)	21,213	$556,629
	7/30/2010	30,805	30,805	—	$15.62		7/30/2020	(5)	34,195	$897,277
	7/29/2011	14,717	44,153	—	$22.09		7/29/2021	(5)	45,030	$1,181,587
	11/21/2011	—	—	115,513	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	88,511	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	90,806	$17.62	(6)	11/21/2021	(9)	—	$—
	7/25/2012	0	162,100	—	$16.68		7/25/2022	(5)	34,530	$906,067
Thomas M. Steinbauer	12/11/2003	12,840	0	—	$11.53		12/11/2013	(3)	—	$—
	12/16/2004	34,848	0	—	$21.30		12/16/2014	(3)(4)	—	$—
	12/15/2005	31,733	0	—	$22.87		12/15/2015	(3)(4)	—	$—
	12/14/2006	4,886	0	—	$31.68		12/14/2013	(3)	—	$—
	12/14/2006	35,834	0	—	$31.68		12/14/2016	(3)(4)	—	$—
	12/15/2007	10,910	0	—	$28.11		12/15/2017	(5)	—	$—
	7/25/2008	20,350	0	—	$12.57		7/25/2018	(5)	—	$—
	7/31/2009	20,610	6,870	—	$18.62		7/31/2019	(5)	8,865	$232,618
	7/30/2010	13,590	13,590	—	$15.62		7/30/2020	(5)	15,085	$395,830
	7/29/2011	7,515	22,545	—	$22.09		7/29/2021	(5)	22,995	$603,389
	11/21/2011	—	—	52,366	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	40,125	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	41,165	$17.62	(6)	11/21/2021	(9)	—	$—
	7/25/2012	0	73,490	—	$16.68		7/25/2022	(5)	15,650	$410,656
Larry A. Hodges(2)	7/18/2003	15,000	0	—	$10.23		7/18/2013	(10)	—	$—
	7/16/2004	15,000	0	—	$15.77		7/16/2014	(10)	—	$—
	6/17/2005	13,200	0	—	$27.41		6/17/2015	(10)(4)	—	$—
	6/9/2006	1,800	0	—	$20.94		6/9/2013	(10)	—	$—
	6/9/2006	13,200	0	—	$20.94		6/9/2016	(10)(4)	—	$—
	6/8/2007	1,800	0	—	$31.37		6/8/2014	(10)	—	$—
	6/8/2007	13,200	0	—	$31.37		6/8/2017	(10)	—	$—
	7/25/2008	41,775	0	—	$12.57		7/25/2018	(5)	—	$—
	7/31/2009	32,272	10,758	—	$18.62		7/31/2019	(5)	13,883	$364,290
	7/30/2010	22,200	22,200	—	$15.62		7/30/2020	(5)	24,640	$646,554
	7/29/2011	10,997	32,993	—	$22.09		7/29/2021	(5)	33,653	$883,055
	11/21/2011	—	—	82,544	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	63,249	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	64,888	$17.62	(6)	11/21/2021	(9)	—	$—
	7/25/2012	0	115,830		$16.68		7/25/2022	(5)	24,680	$647,603

		Option Awards
									Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Peter C. Walsh(2)	12/16/2004	42,944	0	—	$21.30		12/16/2014	(3)(4)	—	$—
	12/15/2005	40,718	0	—	$22.87		12/15/2015	(3)(4)	—	$—
	12/14/2006	6,108	0	—	$31.68		12/14/2013	(3)	—	$—
	12/14/2006	44,792	0	—	$31.68		12/14/2016	(3)(4)	—	$—
	12/15/2007	12,840	0	—	$28.11		12/15/2017	(5)	—	$—
	7/25/2008	33,800	0	—	$12.57		7/25/2018	(5)	—	$—
	7/31/2009	25,567	8,523	—	$18.62		7/31/2019	(5)	10,998	$288,588
	7/30/2010	14,270	14,270	—	$15.62		7/30/2020	(5)	15,840	$415,642
	7/29/2011	7,167	21,503	—	$22.09		7/29/2021	(5)	21,923	$575,260
	11/21/2011	—	—	52,366	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	40,125	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	41,165	$17.62	(6)	11/21/2021	(9)	—	$—
	7/25/2012	0	73,490	—	$16.68		7/25/2022	(5)	15,650	$410,656

(1)
These columns show RSUs granted under the Stock Incentive Plan to each of the named executive officers as part of our annual equity award program. The RSUs granted in July 2009 vest 25% on each of July 30, 2010, 2011, 2012 and 2013. The RSUs granted in July 2010 vest 25% on each of July 29, 2011, 2012, 2013 and 2014. The RSUs granted in July 2011 vest 25% on each of July 28, 2012, 2013, 2014 and 2015. The RSUs granted in January 2012 are fully vested and were settled in shares one-third on February 2, 2012 and one-third on December 26, 2012; the remaining one-third will be settled on February 2, 2014. The RSUs granted in July 2012 vest 25% on each of July 24, 2013, 2014, 2015 and 2016. Dividends or dividend equivalents are not payable with respect to these RSUs. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 31, 2012 ($26.24).

(2)
The options granted to Messrs. Kanofsky, Hodges and Walsh were transferred by them without consideration to their respective revocable family trusts for estate planning purposes.

(3)
These options vest on our then-standard five-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 20% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 20% vest on the same day in each of the next four years.

(4)
On October 28, 2011, the expiration date of these options was extended from seven years to 10 years from the grant date.

(5)
These options vest on our current standard four-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 25% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 25% vest on the same day in each of the next three years.

(6)
In the event that, at the time of exercise, the fair market value per share of the Common Stock exceeds the exercise price of the option by more than $55.00, the number of shares delivered upon exercise of the option will be reduced to effectively limit the maximum gain to the option holder to $55.00 per share on the number of shares for which the option was originally granted.

(7)
Vesting is contingent on service through December 31, 2015, or a qualifying termination of service on or after January 1, 2015, in which case vesting may be proportionate to the period of service (the "Service Requirement"). Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $41.00 by December 31, 2018 or (b) if the total shareholder return (assuming reinvestment of dividends) on the Common Stock is positive and exceeds that of each of four specified publicly traded peer companies over the period from the date of grant through December 31, 2018 (the satisfaction of the "Return Criterion").

(8)
Vesting is contingent on the Service Requirement. Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $46.00 by December 31, 2018 or (b) upon satisfaction of the Return Criterion.

(9)
Vesting is contingent on the Service Requirement. Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $51.00 by December 31, 2018 or (b) upon satisfaction of the Return Criterion.

(10)
These options, pursuant to our then-standard schedule for grants to non-employee Directors, vested in full on the first anniversary of the date of grant.

Option Exercises and Stock Vested

        The following table shows all stock options exercised by and vesting of RSUs held by the named executive officers in 2012 and the value realized upon exercise or vesting.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gordon R. Kanofsky	47,660	$573,797	87,217	$1,525,268
Thomas M. Steinbauer	10,000	$58,725	38,150	$678,643
Larry A. Hodges	15,000	$73,913	61,744	$1,118,078
Peter C. Walsh	92,782	$654,778	43,663	$767,127

(1)
Amounts reflect the excess of the closing sale price of the Common Stock on the date of exercise over the exercise price of the options.

(2)
Amounts reflect the number of shares multiplied by the closing sale price of the Common Stock on the vesting date.

Nonqualified Deferred Compensation

        Until 2011, we maintained a nonqualified Deferred Compensation Plan, which is described in the section entitled "Compensation Discussion and Analysis—Elements of Executive Compensation—Deferred Compensation Plan." On April 29, 2011, the Board of Directors resolved to terminate and liquidate the Deferred Compensation Plan. Deferred compensation account balances that were accrued and vested prior to 2005 were distributed in May 2011. Balances that were accrued and vested after 2004 were distributed in May 2012.

        The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

Nonqualified Deferred Compensation for 2012

	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(1)	Aggregate Earnings in 2012 ($)(2)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at December 31, 2012 ($)
Gordon R. Kanofsky	0	0	138,721	1,636,643	0
Thomas M. Steinbauer	0	0	30,879	771,841	0
Larry A Hodges	0	0	23,940	324,466	0
Peter C. Walsh	0	0	78,699	1,055,777	0

(1)
Excludes deferrals by the named executive officers of their 2011 bonus that was paid in January 2012 and Company matching contributions on those deferrals, respectively.

(2)
No named executive officer received preferential or above-market earnings on deferred compensation.

Payments Upon Termination of Employment or Change in Control

        Pursuant to employment agreements in effect as of December 31, 2012 between the Company and each of Messrs. Kanofsky, Hodges, Steinbauer and Walsh and our Amended and Restated Change in

Control Severance Plan (the "CIC Plan") in which Messrs. Kanofsky, Hodges and Walsh are participants, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances, including following a change in control of the Company ("CIC"), as described below. Completion of the Pinnacle acquisition will constitute a CIC. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements and the CIC Plan), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements and the CIC Plan), other than (i) payments and benefits provided on a non-discriminatory basis to salaried employees generally, (ii) in the case of Mr. Kanofsky, settlement of a 2010 grant of 60,500 RSUs that will be settled in shares upon the first to occur of a CIC, the fifth anniversary of the grant date, the termination of Mr. Kanofsky's employment or Mr. Kanofsky's disability and (iii) vesting of all options and RSUs in the event of termination due to death or permanent disability, which would have a value to the named executive officer equal to that which he would realize upon the occurrence of a CIC, as described below.

        Mr. Kanofsky.    If we terminate Mr. Kanofsky's employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,800,000 as of December 31, 2012) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $54,230 as of December 31, 2012). Such payments and benefits would be contingent on Mr. Kanofsky's (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

        Assuming that a CIC occurred on December 31, 2012 at a transaction price of $26.24, the closing price of our Common Stock on December 31, 2012 (the "CIC Assumption"), as is the case with all employees who hold equity awards, Mr. Kanofsky's unvested RSUs and unvested stock options would vest immediately upon the CIC (having a value of $8,268,313). If Mr. Kanofsky's employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum, plus a prorated target annual incentive bonus for the year in which his employment termination date occurs ($3,600,000 as of December 31, 2012) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Kanofsky would be entitled to be reimbursed ("grossed-up") for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $5,299,205, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 13.3% state income tax rate. Such severance payments and benefits would be contingent on Mr. Kanofsky's signing a release of all claims against the Company.

        Mr. Hodges.    If we terminate Mr. Hodges' employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Hodges terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Hodges is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,470,000 as of December 31, 2012) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months (having an estimated cost to the Company of $41,559 as of December 31, 2012). Such payments and benefits would be contingent on Mr. Hodges' (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

        Based on the CIC Assumption, Mr. Hodges' unvested stock options and RSUs would vest immediately upon the CIC (having a value of $5,919,567). If Mr. Hodges' employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum, plus a prorated target annual incentive bonus for the year in which the his employment termination date occurs ($2,940,000 as of December 31, 2012) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Hodges would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $2,757,237, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and no state income tax. Such severance payments and benefits would be contingent on Mr. Hodges' signing a release of all claims against the Company.

        Mr. Walsh.    If we terminate Mr. Walsh's employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $544,000 as of December 31, 2012) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $54,230 as of December 31, 2012). Such payments and benefits would be contingent on Mr. Walsh's (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

        Based on the CIC Assumption, Mr. Walsh's unvested stock options and RSUs would vest immediately upon the CIC (having a value of $3,439,898). If Mr. Walsh's employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum, plus a prorated target annual incentive bonus for the year in which the his employment termination date occurs ($1,428,000 as of December 31, 2012) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Walsh would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh. Such severance payments and benefits would be contingent on Mr. Walsh's signing a release of all claims against the Company.

        Mr. Steinbauer.    If we terminate Mr. Steinbauer's employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents during COBRA eligibility (having an estimated cost to the Company of $41,559 as of December 31, 2012) plus an additional right to receive the estimated excess cost (over COBRA premiums) of individual health insurance substantially equivalent to the Company's primary and supplemental executive health benefits for an additional 18 months following the expiration of his COBRA eligibility and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer's signing a release of all claims against the Company. Mr. Steinbauer's employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer's abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options and RSUs (having a value of $3,787,409 based on the CIC Assumption) and the payments and benefits provided on a non-discriminatory basis to salaried employees generally.

        Except as noted above with respect to the reimbursement of Section 4999 excise and related taxes to Messrs. Kanofsky, Hodges and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding.

Directors' Compensation

        Directors who are employees of the Company (currently, Messrs. Kanofsky, Hodges and Steinbauer) receive no additional compensation for serving on the Board. In 2012, we provided the following compensation to non-employee Directors.

Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Carl Brooks	$85,250	$42,938	$81,232	$7,000	(2)	$216,420
Luther P. Cochrane	$149,625	$42,938	$81,232	$0		$273,795
Leslie Nathanson Juris	$127,750	$42,938	$81,232	$0		$251,920
J. William Richardson	$104,000	$42,938	$81,232	$0		$228,170

(1)
Represents the grant date fair value of the grant of stock options and RSUs to Directors in 2012. All options and RSUs granted to Directors in 2012 vest in equal installments over a period of four years from the grant date. The grant date fair value of the stock options and RSUs is calculated in accordance with ASC Topic 718. Regardless of the value placed on a stock option or RSU on the grant date, the actual value realized by the Director from the option or RSU will depend on the market price of the Common Stock at such date in the future when the option is exercised or the RSU is settled. The following table shows the total number of outstanding stock options and RSUs held by each of the non-employee directors as of December 31, 2012.

Name	Total Options Outstanding at December 31, 2012	Total Stock Awards Outstanding at December 31, 2012
Carl Brooks	61,960	10,496
Luther P. Cochrane	61,960	10,496
Leslie Nathanson Juris	98,660	10,496
J. William Richardson	97,660	10,496

(2)
This amount represents fees paid to Mr. Brooks for service as Chairman of the Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

        For the first quarter of 2012, each non-employee Director received a Director's fee of $12,500 ($50,000 annualized), plus $4,500 for each Board meeting attended in person. For that quarter, the Chairs of the Audit, Compensation and Nominating Committees received an additional fee of $3,750 ($15,000 annualized), $2,500 ($10,000 annualized) and $625 ($2,500 annualized), respectively, for service in those capacities, and the non-executive Chairman of the Board received an additional fee of $11,250 ($45,000 annualized) for service in that capacity. Commencing April 1, 2012, the Board, with the advice of its independent compensation consultant, changed the compensation of the non-employee Directors to increase the annual Director's fee to $75,000, payable in quarterly installments, while the fee for each Board meeting attended in person decreased to $3,000. The annual fee for the non-executive Chairman of the Board increased to $65,000, payable in quarterly installments. The annual fees payable to the Chairs of the Audit and Compensation Committees increased to $20,000, payable in quarterly installments, and the annual fee payable to the Chair of the Nominating Committee increased to $5,000, also payable in quarterly installments. The Chair of the Compensation Committee received an additional one-time fee of $25,000 in 2012, in recognition of the unanticipated heavy workload associated with the restructuring of the Company's executive compensation program in 2011.

        Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Brooks currently serves as the Chairman of the Compliance Committee. For these additional services, Mr. Brooks receives compensation of $2,000 per meeting (increased from $1,000 per meeting beginning April 1, 2012), whether attended in person or by telephone. Mr. Steinbauer is also a member of the Compliance Committee, but does not receive any additional compensation for these services.

        In 2012, the Company granted 4,870 RSUs and options to purchase 8,210 shares of Common Stock to each non-employee Director on July 25, 2012. These options become exercisable, and the RSUs vest, in equal installments over a period of four years from the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket travel and other expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

        The following table presents certain information regarding our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,329,325	(1)	$19.94	(1)	2,528,418	(1)(2)
Equity compensation plans not approved by security holders	0		—		0

Total	8,329,325	(1)	$19.94	(1)	2,528,418	(1)(2)

(1)
The numbers shown in the table include outstanding stock options and RSUs. The weighted-average exercise price shown in column (b) does not take into account the RSUs.

(2)
Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors' Stock Election Plan.

 REPORT OF AUDIT COMMITTEE

        In conjunction with its activities during the 2012 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Professional Standards, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2012 Form 10-K.

By the Audit Committee
J. William Richardson, Chairman Carl Brooks Luther P. Cochrane

 TRANSACTIONS WITH RELATED PERSONS

        Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

        In 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and "related parties" (defined as Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

        Under this policy, the Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company's entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party's interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $250,000.

        A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee's guidelines and that the transaction remains appropriate.

        Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

        All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

FORM 10-K

        We will furnish without charge to each stockholder, upon oral or a written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department, a copy of our 2012 Annual Report on Form 10-K (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our 2012 Form 10-K upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

 FUTURE STOCKHOLDER PROPOSALS

        Any stockholder proposal intended to be presented at our 2014 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be submitted sufficiently far in advance so that it is received by us not later than December 31, 2013. In the event that any stockholder proposal or Director nomination is presented at the 2014 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by March 22, 2014.

 OTHER MATTERS

        Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

        Our 2012 Annual Report to stockholders is being mailed under the same cover as this proxy statement to each person who was a stockholder of record on May 1, 2013, but is not to be considered a part of the proxy soliciting material. The Company will deliver only one proxy statement and accompanying 2012 Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and accompanying 2012 Annual Report to a stockholder at a shared address to which a single copy of such documents is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement and/or 2012 Annual Report by contacting the Company at Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department or at (702) 567-7000. Similarly, stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying 2012 Annual Report may request delivery of a single copy of the proxy statement and/or 2012 annual report by contacting the Company at the address or telephone number set forth above.

PLEASE COMPLETE, SIGN AND RETURN THE
ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

LUTHER P. COCHRANE Chairman of the Board	GORDON R. KANOFSKY Chief Executive Officer

Las Vegas, Nevada
April 30, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 01NDKA 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.) Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR each of Proposal 2 and Proposal 3. 01 02 03 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. AMERISTAR CASINOS, INC. IMPORTANT ANNUAL MEETING INFORMATION 01 - Carl Brooks 02 - Gordon R. Kanofsky 03 - J. William Richardson 1. Election of Class C Directors: For Against Abstain 2. Proposal to ratify the selection of the Company’s independent registered public accounting firm for 2013. 3. Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. 4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 5 9 6 7 9 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK_____________

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ANNUAL MEETING OF STOCKHOLDERS — JUNE 5, 2013 The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Thomas M. Steinbauer, Larry A. Hodges and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Schubert Room, Encore Las Vegas, 3121 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 8:00 a.m. (local time) on Wednesday, June 5, 2013, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as specified on the reverse. THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS; (2) A VOTE “FOR” RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013; (3) A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY. REVOCABLE PROXY — AMERISTAR CASINOS, INC.